Exhibit 4.6

FIRST BANK SYSTEM, INC.

TO

CITIBANK, N.A.,

Trustee

FIRST SUPPLEMENTAL INDENTURE

TO

Indenture Dated as of October 1, 1991

Dated as of April 1, 1993

SUBORDINATED SECURITIES

FIRST SUPPLEMENTAL INDENTURE, dated as of April 1, 1993, between FIRST BANK SYSTEM, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), having its principal office at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402, and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States, as Trustee (herein called the “Trustee”).

RECITALS

The Company has heretofore executed and delivered to the Trustee a certain indenture, dated as of October 1, 1991 (herein called the “Indenture”), pursuant to which one or more series of unsecured, subordinated debentures, notes or other evidences of indebtedness of the Company (herein called the “Securities”) may be issued from time to time. All terms used in this First Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Company desires and has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture for the purpose of amending certain provisions of the Indenture relating to subordination, events of default and restrictive covenants in order to permit any Securities issued after September 4, 1992 to qualify as “Tier 2 capital” under the risk-based capital guidelines of Regulation Y under the Bank Holding Company Act of 1956, as amended, as such Regulation has been interpreted by the Board of Governors of the Federal Reserve System in an interpretation published in 12 C.F.R. §250.166 and further clarified in a public letter from the Division of Banking Supervision and Regulation of the Board of Governors dated October 15, 1992.

Section 901(5) of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to add to, change or eliminate any of the provisions of this Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination either (i) shall neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision, or (ii) shall become effective only when there is no such Security Outstanding.

The Company has established a series of the Securities in accordance with Section 301 of the Indenture, which series bears the title “Medium-Term Notes, Series E (Subordinated)” (the “Series E Notes”), pursuant to an Officers’ Certificate and Company Order dated November 12, 1991. As of the effective date of this First Supplemental Indenture, no Series E Notes are Outstanding. The Company has also established a series of the Securities in accordance with Section 301 of the Indenture, which series bears the title “8% Subordinated Notes due July 2, 2004” (the “8% Notes”), pursuant to an Officers’ Certificate and Company Order dated July 2, 1992. As of the effective date of this First Supplemental Indenture, $125,000,000 aggregate principal amount of the 8% Notes are Outstanding.

As a result of the foregoing and in accordance with Section 901(5) of the Indenture, the provisions of this First Supplemental Indenture shall apply to the Series E Notes and any other series of Securities hereafter created under the Indenture (unless otherwise provided with respect to such series pursuant to Section 301 or Section 901 of the Indenture), but such provisions shall not apply to the 8% Notes.

The Company has furnished the Trustee with (i) an Opinion of Counsel stating that the execution of this First Supplemental Indenture is authorized or permitted by the Indenture and (ii) a copy of the resolutions of a duly authorized committee of its Board of Directors certified by its Secretary, pursuant to which this First Supplemental Indenture has been authorized.

All things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof (except as provided above), as follows:

ARTICLE ONE

SECTION 101. The following definitions are hereby added to Section 101 of the Indenture:

“Excess Proceeds” has the meaning specified in Section 1314.

“General Obligations” means all obligations of the Company to make payment on account of claims of general creditors, including any obligations on account of indebtedness of the Company for money borrowed not expressly made subordinate to such General Obligations, other than (A) obligations on account of Senior Indebtedness and (B) obligations on account of the Securities and indebtedness for money borrowed ranking pari passu with or subordinate to the Securities; provided, however, that if the Board of Governors of the Federal Reserve System (or other Federal banking supervisor that shall at the time of determination be the Company’s primary Federal banking supervisor) shall promulgate any rule or issue any interpretation defining or describing the term “general creditor” or “general creditors” or “senior indebtedness” for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defining or describing the obligations to which subordinated debt of a bank holding company must be subordinated to be included in capital, to include any obligations not included in the definition of “Senior Indebtedness” herein, the term “General Obligations” shall mean such obligations as defined or described in the first such rule or interpretation, other than obligations described in clauses (A) and (B) above. The term “claim” as used in the foregoing paragraph shall have the meaning assigned thereto in Section 101(5) of the Bankruptcy Code of 1978, as amended to April 1, 1993. The term “indebtedness of the Company for money borrowed” as used in the foregoing paragraph shall mean any obligation of, or any obligation guaranteed by, the Company for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

“Termination Event” means (a) the promulgation of any rule or regulation or the issuance of any interpretation by the Board of Governors of the Federal Reserve System (or other Federal banking supervisor that shall at the time of determination be the Company’s primary Federal banking supervisor) that (i) defines or describes the terms “general creditor” or “general creditors” or “senior indebtedness” for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defines or describes the obligations to which subordinated debt of a bank holding company must be subordinated for the debt to be included in capital, to include no obligations other than those covered by the definition of “Senior Indebtedness”, (ii) permits the Company to include the Securities in its capital if they were subordinated in right of payment to Senior Indebtedness without regard to any other obligations of the Company, (iii) otherwise eliminates the requirement that subordinated debt of a bank holding company must be subordinated in right of payment to the claims of its general creditors in order to be included in capital or (iv) causes the Securities to be excluded from capital notwithstanding the provisions of this Indenture referred to in Section 1315 or (b) any event that results in the Company not being subject to capital requirements under the rules, regulations or interpretations of the Board of Governors of the Federal Reserve System or other Federal banking supervisor).

SECTION 102. Section 111 of the Indenture is hereby amended in its entirety to read as follows:

SECTION 111. Benefits of Indenture.

Nothing in this Indenture or in the Securities, express or implied, shall give to any Person, other than (a) the parties hereto, any Authenticating Agent, any Paying Agent, any Securities Registrar, and their successors hereunder, (b) the holders of Senior Indebtedness, (c) the Holders of Securities and (d) subject to the final paragraph of Section 901, creditors in respect of General Obligations, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 103. Section 203 of the Indenture is hereby amended by inserting the following new paragraph after the second paragraph thereof:

The indebtedness evidenced by this Security is issued subject to the provisions of the Indenture regarding payments to creditors in respect of General Obligations (as defined in the Indenture). In particular, the Indenture provides that if upon the occurrence of certain events of bankruptcy or insolvency relating to the Company, there remains, after giving effect to the subordination provisions referred to in the preceding paragraph, any amount of cash, property or securities available for payment or distribution in respect of Securities (as defined in the Indenture, “Excess Proceeds”), and if, at such time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of Securities. This paragraph shall immediately and automatically terminate, be null and void ab initio and have no further effect upon the occurrence of a Termination Event (as defined in the Indenture).

SECTION 104. Section 501 of the Indenture is hereby amended as follows: (a) by deleting the words “or a Principal Subsidiary Bank” in each and every instance in which they appear in subparagraphs 1 and 2 thereof; (b) by renumbering subparagraph 3 thereof as subparagraph 5; and (c) by inserting the following new subparagraphs after subparagraph 2 thereof:

(3) (A) the appointment by the Office of the Comptroller of the Currency (or other competent government agency having primary regulatory authority over a Principal Subsidiary Bank) under any applicable Federal or State banking, insolvency or other similar law now or hereafter in effect of a receiver, conservator or other similar official for a Principal Subsidiary Bank or for all or substantially all of its assets or (B) the entry of a decree or order in any case or proceeding under any applicable Federal or State banking, insolvency or other similar law now or hereafter in effect adjudging a Principal Subsidiary Bank insolvent or bankrupt, or appointing any receiver, conservator or other similar official for a Principal Subsidiary Bank or for all or substantially all of its assets, or ordering the winding up or liquidation of its affairs; or

(4) (A) the filing by a Principal Subsidiary Bank with the Office of the Comptroller of the Currency (or other competent government agency having primary regulatory authority over a Principal Subsidiary Bank) of a notice of voluntary liquidation or other similar action under any applicable Federal or State banking, insolvency or other similar law now or hereafter in effect or (B) the commencement by a Principal Subsidiary Bank of any case or proceeding under any applicable Federal or State banking, insolvency or other similar law now or hereafter in effect to be adjudicated insolvent or bankrupt or seeking the appointment of a receiver, conservator or other similar official for a Principal Subsidiary Bank or for all or substantially all of its assets, or the consent by a Principal Subsidiary Bank to the entry of a decree or order in any case or proceeding under the Federal or State banking, insolvency or other similar laws adjudging a Principal Subsidiary Bank insolvent or bankrupt, or appointing any receiver, conservator or other similar official for a Principal Subsidiary Bank or for all or substantially all of its assets, or ordering the winding up or liquidation of its affairs, or the taking of any corporate action by a Principal Subsidiary Bank in furtherance of such action; or

SECTION 105. Section 901 of the Indenture is hereby amended by inserting the following new paragraph at the end of such Section:

Notwithstanding any provision in this Indenture or otherwise, the rights of creditors in respect of General Obligations under this Indenture and otherwise in respect of the Securities may, at any time and from time to time, be reduced or eliminated by a supplemental indenture entered into by the Company and the Trustee, which supplemental indenture will not require the consent of the Holders of Securities or any creditor in respect of General Obligations.

SECTION 106. Sections 1007 and 1008 of the Indenture are hereby deleted in their entirety.

SECTION 107. Section 1303 of the Indenture is hereby amended by amending the last paragraph thereof in its entirety to read as follows:

The Company shall give prompt written notice to the Trustee of any dissolution, winding up, liquidation or reorganization of the Company within the meaning of this Article. The Trustee, subject to the provisions of Section 601, shall be entitled to assume that no such event has occurred and shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of moneys to or by the Trustee or the taking of any other action by the Trustee, unless the Company or any one or more holders of Senior Indebtedness (or any one or more creditors in respect of General Obligations) or any trustee therefor who shall have been certified or otherwise established to the satisfaction of the Trustee to be such a holder of Senior Indebtedness (or creditor in respect of General Obligations) or trustee has given written notice thereof to a Responsible Officer of the Trustee at its Corporate Trust Office. Upon any distribution of assets of the Company referred to in this Article, the Trustee and the Holders of the Securities shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness (and the creditors in respect of General Obligations), the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article, and the Trustee, subject to the provisions of Article Six, and the Holders of the Securities shall be entitled to rely upon a certificate of the liquidating trustee or agent or other person making any distribution to the Trustee or to the Holders of the Securities for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness (and the creditors in respect of General Obligations), the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article. In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any person, as a holder of Senior Indebtedness (or a creditor in respect of General Obligations), to participate in any payment or distribution pursuant to this Section, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior indebtedness (or General Obligations) held by such person, as to the extent to which such person is entitled to participation in such payment or distribution, and as to other facts pertinent to the rights of such person under this Section, and if such evidence is not furnished, the Trustee may defer any payment to such person pending judicial determination as to the right of such person to receive such payment.

SECTION 108. Section 1304 of the Indenture is hereby amended in its entirety to read as follows:

SECTION 1304. Obligation of the Company Unconditional.

Nothing contained in this Article or elsewhere in this Indenture or in the Securities is intended to or shall impair, as between the Company and the Holders of the Securities, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Securities the principal of (and premium, if any) and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) on the Securities as and when the same shall become due and payable in accordance with the terms thereof, or is intended to or shall affect the relative rights of the Holders of the Securities and creditors of the Company, other than the holders of Senior Indebtedness (and, in the case of Section 1314, other than creditors in respect of General Obligations), nor shall anything herein or therein prevent the Trustee or the Holder of any Securities from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness (and the rights, if any, under Section 1314 of creditors in respect of General Obligations) in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

SECTION 109. Section 1305 of the Indenture is hereby amended in its entirety to read as follows:

SECTION 1305. No Fiduciary Duty to Holders of Senior Indebtedness (or Creditors in Respect of General Obligations)

Notwithstanding anything to the contrary in this Article, the Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness (or creditors in respect of General Obligations), and shall have no duties to such holders of Senior Indebtedness (or creditors in respect of General Obligations), except as expressly set forth in this Article and no implied covenants or obligations shall be read into this Indenture against the Trustee. The Trustee shall not be liable to holders of Senior Indebtedness (or creditors in respect of General Obligations) if it shall mistakenly pay over or distribute to or on behalf of Holders of Securities or the Company monies or assets to which any holders of Senior Indebtedness (or creditors in respect of General Obligations) shall be entitled by virtue of this Article.

SECTION 110. Section 1306 of the Indenture is hereby amended in its entirety to read as follows:

SECTION 1306. Notice to Trustee of Facts Prohibiting Payments.

Notwithstanding any of the provisions of this Article or any other provision of this Indenture (other than Section 601), the Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment of moneys to or by the Trustee or the taking of any other action by the Trustee, unless and until a Responsible Officer of the Trustee shall have received at its Corporate Trust Office written notice thereof from the Company or from one or more holders of Senior Indebtedness (or from one or more creditors in respect of General Obligations) or from any trustee therefor who shall have been certified by the Company or otherwise established to the reasonable satisfaction of the Trustee to be such a holder (or creditor in respect of General Obligations) or trustee; and, prior to the receipt of any such written notice, the Trustee shall be entitled, subject to Section 601, in all respects to assume that no such facts exist; provided, that, if prior to the fifth business day preceding the date upon which by the terms hereof any such moneys may become payable for any purpose, or in the event of the execution of an instrument pursuant to Section 401 acknowledging satisfaction and discharge of this Indenture, then if prior to the second business day preceding the date of such execution, the Trustee shall not have received with respect to such moneys the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Trustee may, in its discretion, receive such moneys and/or apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary, which may be received by it on or after such date; provided, however, no such application shall affect the obligations under this Article of the persons receiving such moneys from the Trustee.

SECTION 111. Section 1308 of the Indenture is hereby amended in its entirety to read as follows:

SECTION 1308. Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness (or Creditors in Respect of General Obligations).

No right of any present or future holders of any Senior Indebtedness (or any present or future creditors in respect of General Obligations) to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder of Senior Indebtedness (or such creditor in respect of General Obligations), or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof with which any such holder of Senior Indebtedness (or any such creditor in respect of General Obligations) may have or be otherwise charged. The holders of Senior Indebtedness (and creditors of General Obligations) may at any time or from time to time and in their absolute discretion change the manner, place or terms of payment, change or extend the time of payment of, or renew or alter, any such Senior Indebtedness (or any such General Obligation), or amend or supplement any instrument pursuant to which any such Senior Indebtedness (or any such General Obligation) is issued or by which it may be secured, or release any security therefor, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness (or the General Obligation), including, without limitation, the waiver of default thereunder, all without notice to or assent from the Holders of the Securities or the Trustee and without affecting the obligations of the Company, the Trustee or the Holders of the Securities under this Article.

SECTION 112. Section 1309 of the Indenture is hereby amended in its entirety to read as follows:

SECTION 1309. Authorization of Trustee to Effectuate Subordination of Securities.

Each Holder of a Security, by such Holder’s acceptance thereof, authorizes and expressly directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate, as between the Holders of the Securities and the holders of Senior Indebtedness (and creditors in respect of General Obligations), the subordination provided in this Article and appoints the Trustee his attorney-in-fact for any and all such purposes.

SECTION 113. Section 1310 of the Indenture is hereby amended in its entirety to read as follows:

SECTION 1310. Right of Trustee to Hold Senior Indebtedness (or to be a Creditor in Respect of General Obligations of the Company).

The Trustee shall be entitled to all of the rights set forth in this Article in respect of any Senior Indebtedness (or General Obligations) of the Company at any time held by it or owed to it to the same extent as any other holder of such Senior Indebtedness (or creditor in respect of such General Obligations), and nothing in this Indenture shall be construed to deprive the Trustee of any of its rights as such holder (or creditor in respect of such General Obligations).

SECTION 114. Article Thirteen of the Indenture is hereby amended by inserting the following new Sections 1314 and 1315:

SECTION 1314. Payment of Proceeds in Certain Cases.

(a) Upon any distribution of the assets of the Company in connection with dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise), the provisions of Section 1303 shall be given effect to determine the amount of cash, property or securities which may be payable or deliverable as between the holders of Senior Indebtedness, on the one hand, and the Holders of Securities, on the other hand.

(b) If, after giving effect to the provisions of Section 1303, any amount of cash, property or securities shall be available for payment or distribution in respect of the Securities (“Excess Proceeds”), and any creditors in respect of General Obligations shall not have received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds shall first be applied (ratably with any amount of cash, property or securities available for payment or distribution in respect of any other indebtedness of the Company that by its express terms provides for the payment over of amounts corresponding to Excess Proceeds to creditors in respect of General Obligations) to pay or provide for the payment of the General Obligations remaining unpaid, to the extent necessary to pay all such General Obligations in full, after giving effect to any concurrent payment or distribution to or for creditors in respect of General Obligations. Any Excess Proceeds remaining after the payment (or provision for payment) in full of all General Obligations shall be available for payment or distribution in respect of the Securities.

(c) In the event that, notwithstanding the foregoing provisions of subsection (b) of this Section, upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Securities, shall be received by the Trustee, the Paying Agent or the Holders of the Securities before all General Obligations are paid in full or payment thereof duly provided for, subject to any obligation that the Trustee or such Holder may have pursuant to Section 1303, such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for payment in accordance with subsection (b).

(d) Subject to the payment in full of all General Obligations, the Holders of the Securities shall be subrogated (equally and ratably with the holders of all indebtedness of the Company that by its express terms provides for the payment over of amounts corresponding to Excess Proceeds to creditors in respect of such General Obligations and is entitled to like rights of subrogation) to the rights of the creditors in respect of such General Obligations to receive payments and distributions of cash, property and securities applicable to such General Obligations until the Securities shall be paid in full, and none of the payments or distributions to creditors in respect of such General Obligations to which Holders of the Securities or the Trustee would be entitled except for the provisions of this Section and no payments over, pursuant to the provisions of this Section, to creditors in respect of such General Obligations by Holders of Securities or the Trustee, shall, as among the Company, its creditors other than creditors in respect of such General Obligations, and the Holders of Securities, be deemed to be a payment or distribution by the Company to or on account of such General Obligations.

(e) The provisions of subsections (b), (c) and (d) of this Section are and are intended solely for the purpose of defining the relative rights of the Holders of the Securities, on the one hand, and the creditors in respect of General Obligations, on the other hand, after giving effect to the rights of the holders of Senior Indebtedness, as provided in this Article. Nothing contained in subsections (b), (c) and (d) of this Section is intended to or shall affect the relative rights against the Company of the Holders of the Securities and (1) the holders of Senior Indebtedness or (2) other creditors of the Company other than creditors in respect of General Obligations.

SECTION 1315. Automatic Termination.

Upon the occurrence of a Termination Event, the Company will promptly notify the Trustee and the following provisions of this Indenture shall immediately and automatically terminate, be null and void ab initio and have no further effect: the definitions of “Excess Proceeds” and “General Obligations”; clause (d) of Section 111; the third paragraph of Section 203; the last paragraph of Section 901; all language in each parenthetical containing the words “General Obligations” in Sections 1303, 1304, 1305, 1306, 1308, 1309 and 1310; and Section 1314. The Trustee shall have the right at any time to request that the Company supply it with an Opinion of Counsel as to whether a Termination Event shall have occurred.

ARTICLE TWO

SECTION 201. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

FIRST BANK SYSTEM, INC.

By	/s/ David R. Edstam
Its Treasurer

(Seal)

Attest:

By	/s/ Michael J. O’Rouke
Its Secretary

CITIBANK, N.A., as Trustee

By	/s/ F. Mills
Its Senior Trust Officer

(Seal)

Attest:

By	/s/ Tara J. Coffey
Its Trust Officer

STATE OF MINNESOTA )

 ) ss.:

COUNTY OF HENNEPIN )

On the 19th of April, 1993, before me personally came David R. Edstam, to me known, who, being by me duly sworn, did depose and say that he is Treasurer of First Bank System, Inc., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

/s/ Nancy Hable-Morrissette
Notary Public

[Seal]

STATE OF NEW YORK  )

 ) ss.:

COUNTY OF NEW YORK  )

On the 20th of April, 1993, before me personally came F. Mills, to me known, who, being by me duly sworn, did depose and say that he is Senior Trust Officer of Citibank, N.A., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

/s/ Peter M. Pavalyshin
Notary Public

[Seal]